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                                                                  EXHIBIT 3.2



                            CERTIFICATE OF AMENDMENT
                                       of
                          CERTIFICATE OF INCORPORATION
                                       of
                         THE CHASE MANHATTAN CORPORATION

              Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware

      The Chase Manhattan Corporation, (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

      DOES HEREBY CERTIFY:

      FIRST. That the Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be considered at the next annual meeting of stockholders of the Corporation. Pursuant to the proposed amendment, the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

            FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ONE BILLION SEVEN HUNDRED MILLION, of which TWO HUNDRED MILLION shares shall be shares of preferred stock of the par value of $1 per share (hereinafter called "Preferred Stock") and ONE BILLION FIVE HUNDRED MILLION shares shall be shares of common stock of the par value of $1 per share (hereinafter called "Common Stock"). Each share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the close of business on such day when the amendment of this first paragraph of Article FOURTH of the Certificate of Incorporation shall become effective, shall be subdivided and changed and converted into two fully paid and nonassessable shares of Common Stock, par value $1 per share, of the Corporation, and at the close of business on such date, each holder of record of Common Stock shall, without further action, be and become the holder of one additional share of Common Stock for each share of Common Stock held of record immediately prior thereto.

      SECOND. That thereafter the foregoing amendment was approved by the requisite vote of the stockholders of the Corporation.
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      THIRD.  Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer, this 20th day of May, 1998.



                                                  /s/ Anthony J. Horan
                                                  -----------------------
                                                      Anthony J. Horan
                                                        Secretary